EXHIBIT 10.5

December 2, 2005

Gary R. Base
President and CEO
Community Credit Union
ViewPoint Bank
1309 West 15th Street - Suite 400
Plano, TX 75075

Dear Mr. Base:

Based upon our recent discussions, FinPro, Inc. ("FinPro") is pleased to submit this proposal to assist ViewPoint Bank ("the Bank"), the proposed new name of Community Credit Union (upon successful completion of the charter change to a mutual savings bank), in preparing a business plan in connection with the Bank's MHC stock conversion. The business plan will specifically address the deployment of capital raised in the stock offering.

1. Scope of Project

The Study will be specifically designed to build and measure value for a five-year time horizon. As part of the Study compilation, the following major tasks will be included:

  assess the regulatory, social, political and economic environment;

  analyze the existing Bank markets from a county level:

    demographic standpoint;

    competitive standpoint;

  document the internal situation assessment;

  analyze the current ALM position;

  analyze the CRA position;

  compile a historical trend analysis;

  perform detailed peer performance and comparable analysis;

  assess the Bank from a capital markets perspective including comparison to national, regional, and similar size organizations;

  identify and document strengths and weaknesses;

  document the objectives and goals;

  document strategies;

  map the Bank's general ledger to FinPro's planning model on a consolidated basis;

  compile five year projections of performance; and

  prepare assessment of strategic alternatives to enhance value.

20 Church Street • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604-5951
finpro@finpronj.com • www.finpronj.com

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As part of this process, FinPro will conduct two planning sessions with the Bank and its Board. The first session will be a situation assessment retreat and the second will be a presentation and detailed discussion of the recommended plan scenario and its alternatives.

2. Requirements of The Bank

To accomplish the tasks set forth in this proposal, the following information and work effort is requested of the Bank:

  provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank.

  allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel.

  promptly advise FinPro of any material or contemplated material transactions which may have an effect on the day-to-day operations of the Bank.

  have system download capability.

  promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase.

  provide FinPro with office space, when FinPro is on-site, to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers and a telephone line for modem communication.

3. Term of the Agreement and Staffing

It is anticipated that it will take approximately six to eight weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours. Any future work that would require extra expense to the Bank will be proposed on separately from this engagement prior to any work being performed.

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4. Fees and Expenses

Fees:

FinPro fees to complete the tasks outlined in this proposal will be as follows:

Strategic Business Plan	$35,000
Modeling additional markets (if selected)	$2,000/market
Year 2 Quarterly Bank Fiduciary Package (includes a half day board retreat - optional at clients discretion)	$6,000
Year 3 Quarterly Bank Fiduciary Package (includes a half day board retreat - optional at clients discretion)	$6,000

FinPro's fee for this engagement shall be payable as follows:

  $10,000 retainer payable at signing of this agreement;
  $10,000 payable at the end of the first board meeting;
  Remainder of the strategic business plan and expenses payable upon final business plan delivery;
  $6,000 payable at the beginning of the second year of the Quarterly Bank Fiduciary Package; and
  $6,000 payable at the beginning of the third year of the Quarterly Bank Fiduciary Package.

The market analysis included in the proposal will be completed at a county level. Additional market feasibility work to include: geocoding the Bank's downloads, ranking the markets, segmentizing the Bank's customer base, defining natural markets, and market tours can be provided under a separate Branch Improvement and Market Ranking proposal.

Expenses:

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for the following:

1.	Out of Pocket - all of FinPro's reasonable travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. It is FinPro policy to itemize expenses for each project so that the client can review, by line item, each expense.

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FinPro agrees to execute a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and its directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

Please sign and return one of the original copies of this agreement along with the retainer to indicate acceptance of the agreement. We hope that we might be selected to work with the Bank on this endeavor and are excited about building a relationship with the Bank.

By,

/s/ Donald J. Musso Donald J. Musso President FinPro, Inc. 12/2/05 Date	/s/ Gary R. Base Gary R. Base President and CEO Community Credit Union ViewPoint Bank 12-7-05 Date

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